Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS ALL-TIME RECORD QUARTERLY SALES, NET
INCOME AND EARNINGS PER SHARE

        WEST BEND, WISCONSIN, July 31, 2006 – Gehl Company (NASDAQ NM: GEHL) today reported all-time record quarterly net sales from continuing operations of $139.5 million for the quarter ended June 30, 2006, an increase of 9% from 2005 second quarter net sales from continuing operations of $128.3 million. All-time record quarterly income from continuing operations was $9.4 million, or $.75 per diluted share, for the second quarter of 2006 compared with income from continuing operations of $5.8 million, or $.55 per diluted share, for the second quarter of 2005. Second quarter 2005 income from continuing operations included a $1.5 million after-tax warranty charge, or $.14 per diluted share. This warranty charge was reversed, in full, in the 2005 fourth quarter.

        For the first six months of 2006, Gehl reported net sales from continuing operations of $261.6 million, an increase of 10% from 2005 first six month net sales from continuing operations of $237.2 million. Income from continuing operations was $15.8 million, or $1.27 per diluted share, for the first six months of 2006 compared to $10.7 million, or $1.02 per diluted share, for the first six months of 2005. Net income for the first six months of 2005 was similarly impacted by the warranty charge described above.

        “We are extremely pleased with our second quarter and first half of the year results as we achieved all-time record sales, net income and earnings per share in the quarter and continued to improve gross margins,” said William D. Gehl, Chairman and Chief Executive Officer. “We are focused on compact equipment and driving cost out of our business. We continue to see the benefits of this strategy in our results.”

(MORE)

Gehl Company
Gehl Company Reports Record Quarterly Sales, Net Income and Earnings Per Share
July 31, 2006

        On April 3, 2006, the Company announced the discontinuation of its agricultural implement product lines. Income from continuing operations for the first six months of 2006 does not include the after-tax charge of $9.0 million, or $.73 per diluted share, that the Company recorded related to the discontinuance of these product lines. Of the $9.0 million charge, $8.9 million, or $.72 per diluted share, and $0.1 million, or $.01 per diluted share, was recorded in the first and second quarters of 2006, respectively. Including the after-tax charges and results of the discontinued operations, the Company recorded net income of $9.3 million in the 2006 second quarter and $6.7 million in the 2006 first six months compared to $5.6 million in the 2005 second quarter and $10.5 million in the 2005 first six months.

        Income from operations (“operating profit”) was $14.9 million, or 10.7% of net sales, in the second quarter of 2006 compared to $11.5 million, or 9.0% of net sales, in the second quarter of 2005. The 2005 second quarter operating profit was negatively impacted by the $2.3 million pre-tax warranty charge described above. The improvement in operating profit as a percentage of net sales was due to the increase in gross margin and the negative impact of the aforementioned warranty charge on 2005 second quarter operating profit. Gross margin improved to 21.6% in the second quarter of 2006 compared to 20.8% in the second quarter of 2005. The increase in gross margin was primarily due to improved product price realization in the second quarter of 2006 as well as the favorable impact of on-going cost reduction initiatives. These improvements in operating profit as a percentage of net sales were offset by compensation expense related to stock options and higher employment levels.

Gehl Company
Gehl Company Reports Record Quarterly Sales, Net Income and Earnings Per Share
July 31, 2006

2006 Full Year Outlook

        The Company reaffirmed its 2006 full year outlook with net sales from continuing operations in the range of $485 million to $495 million and earnings per diluted share from continuing operations of $2.20 to $2.30. Expected earnings per diluted share include an estimated $0.06 per share of compensation expense related to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, which requires companies to recognize compensation expense for all stock-based awards.

Conference Call

        A conference call is scheduled for 1:00 p.m. CDT on Monday, July 31, 2006. The call will review 2006 second quarter and first half earnings and discuss the Company’s 2006 full year outlook.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (800) 798-2796 or (617) 614-6204 up to 15 minutes before the call begins. The passcode is 21229887. Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab, then clicking on Web Casts, and then selecting the 2nd Quarter 2006 Financial Earnings Conference Call Web Cast. A replay of the conference call will be available beginning at 4:00 p.m. CDT. An archive of the presentation will be available for one year on the Company’s web site after the call. A telephonic replay of the audio presentation will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888. The replay pass code is 62777976.

Gehl Company
Gehl Company Reports Record Quarterly Sales, Net Income and Earnings Per Share
July 31, 2006

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), unanticipated expenses associated with the discontinuance of the Company’s agricultural implement lines, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for 2006, including those listed in the “2006 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

About Gehl Company

        Gehl Company (NASDAQ NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, Wisconsin. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

Gehl Company
Gehl Company Reports Record Quarterly Sales, Net Income and Earnings Per Share
July 31, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Second Quarter Ended (unaudited)		For the Six Months Ended (unaudited)
	June 30, 2006	July 2, 2005	June 30, 2006	July 2, 2005
Net sales	$139,455	$128,340	$261,578	$237,221
Cost of goods sold	109,332	101,622	205,203	187,460

Gross profit	30,123	26,718	56,375	49,761
Selling, general and administrative expenses	15,263	15,178	30,242	29,813

Income from operations	14,860	11,540	26,133	19,948
Interest expense	(793)	(1,577)	(1,943)	(3,017)
Interest income	793	1,071	2,044	2,204
Other expense, net	(667)	(2,213)	(2,154)	(2,871)

Income from continuing operations before income taxes	14,193	8,821	24,080	16,264
Provision for income taxes	4,808	2,998	8,309	5,528

Income from continuing operations	9,385	5,823	15,771	10,736
Income (loss) from discontinued operations, net of tax	37	(201)	(79)	(190)
Loss on disposal of discontinued operations, net of tax	(112)	--	(9,039)	--

Net income	$9,310	$5,622	$6,653	$10,546

Diluted earnings (loss) per share:
from continuing operations	$0.75	$0.55	$1.27	$1.02
from discontinued operations	(0.01)	(0.02)	(0.73)	(0.02)

Total diluted earnings per share	$0.75	$0.53	$0.53	$1.00

Weighted average number of common
shares and common stock equivalents	12,490	10,604	12,456	10,502
Basic earnings (loss) per share:
from continuing operations	$0.78	$0.57	$1.31	$1.06
from discontinued operations	(0.01)	(0.02)	(0.76)	(0.02)

Total basic earnings per share	$0.77	$0.55	$0.55	$1.04

Weighted average number of common
shares	12,043	10,184	11,994	10,097

Gehl Company
Gehl Company Reports Record Quarterly Sales, Net Income and Earnings Per Share
July 31, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 30, 2006	December 31, 2005	July 2, 2005
ASSETS
Cash	$6,117	$4,842	$8,932
Accounts receivable - net	202,768	158,695	166,833
Finance contracts receivable - net	16,649	34,524	26,730
Inventories	41,305	39,121	30,430
Assets of discontinued operations - net	10,222	28,045	35,268
Deferred income taxes	12,074	7,483	8,104
Prepaid expenses and other current assets	21,107	14,192	9,576

Total current assets	310,242	286,902	285,873
Property, plant and equipment - net	29,577	29,923	30,545
Goodwill	11,748	11,748	11,748
Other assets	21,805	19,599	17,003

Total assets	$373,372	$348,172	$345,169

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$92,561	$74,296	$86,260
Long-term debt obligations	46,805	52,069	96,143
Other long-term liabilities	14,383	12,331	12,721
Deferred income taxes	983	983	1,247
Total shareholders’ equity	218,640	208,493	148,798

Total liabilities and shareholders’ equity	$373,372	$348,172	$345,169

Gehl Company
Gehl Company Reports Record Quarterly Sales, Net Income and Earnings Per Share
July 31, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Six Months Ended
	June 30, 2006	July 2, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,653	$10,546
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on discontinued operations (non-cash), net of taxes	7,593	--
Depreciation and amortization	2,581	2,831
Compensation expense for share based payments	753	106
Cost of sales of finance contracts	1,894	1,015
Proceeds from the sales of finance contracts	102,944	102,170
Increase in finance contracts receivable	(85,594)	(56,220)
Increase in retained interest in sold finance contracts	(10,747)	(14,821)
Increase (decrease) in cash due to changes in:
Accounts receivable - net	(40,238)	(68,532)
Inventories	2,180	2,275
Accounts payable	12,922	15,210
Other	7,214	5,564

Net cash provided by operating activities	8,155	144
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(1,964)	(6,488)
Proceeds from the sale of property, plant and equipment	10	357
Other	39	31

Net cash used for investing activities	(1,915)	(6,100)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments on) proceeds from revolving credit loans	(5,180)	25,955
Repayments of other borrowings - net	(1,041)	(19,330)
Proceeds from exercise of stock options	1,256	3,001

Net cash (used for) provided by financing activities	(4,965)	9,626
Net increase in cash	1,275	3,670
Cash, beginning of period	4,842	5,262

Cash, end of period	$6,117	$8,932